UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

ALTERNUS CLEAN ENERGY, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ALTERNUS CLEAN ENERGY, INC.

17 State Street, Suite 4000,

New York City, New York, 10004

To the Stockholders of Alternus Clean Energy, Inc.:

This notice (this “Notice”) and the accompanying Information Statement are being furnished to the stockholders of Alternus Clean Energy, Inc., a Delaware corporation (“Alternus,” the “Company,” “we,” “our,” or “us”), in connection with the corporate actions described below taken by the Company’s Board of Directors (“Board”) and by the holders of a majority of the Company’s voting capital stock (the “Majority Stockholders”) by written consents in lieu of meetings delivered on October 1, 2024 and November 15, 2024 pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) and our bylaws, provided approval for the following corporate actions, respectively (the “Authorizations”):

Item 1: The approval of the issuance of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as required under Nasdaq Listing Rule 5635(d) in connection with the entry into the following by and between the Company and an institutional investor (the “Investor”) for: a series of senior convertible notes up to an aggregate principal amount of $2,500,000, issued with a twelve percent (12.0%) original issue discount (each a “Convertible Note” and together, the “Convertible Notes”), and (ii) warrants (each a “Warrant” and together the “Warrants”) to purchase up to 891,671 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), equal to 50% of the face value of the Convertible Note divided by the volume weighted average price, at an exercise price of $1.50 per share (the “Exercise Price”). The Convertible Notes, and the Warrants (combined together hereinafter referred to as the “Nasdaq Approval”) were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2: The approval of an amendment to the Alternus Clean Energy, Inc. 2023 Equity Incentive Plan (the “Plan Amendment”) as adopted by the Board upon the recommendation of the Compensation Committee. The Plan Amendment relates to an increase in the number of shares of Common Stock that shall be available for the grant of awards under the Plan from 1,120,000 shares of Common Stock to 2,240,000 shares of Common Stock effective solely upon approval by the stockholders (form of which is provided herein as Annex A).

Concurrently with the Authorizations, all of the members of the Board, by written consents in lieu of a meeting, as provided under the DGCL, provided similar authorizations.

This Information Statement is being furnished to our stockholders of record as of November 15, 2024, in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (“SEC”) thereunder, solely for the purpose of informing our stockholders of the actions taken by the written consent. As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of more than a majority of the Company’s voting securities, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Exchange, and the rules and regulations prescribed thereunder, including Regulation 14C. This Information Statement also serves as the notice required by Section 228 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders. You do not need to do anything in response to this Notice and the Information Statement.

The actions taken by written consent of the Majority Stockholders will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

THIS IS NOT A NOTICE OF A MEETING AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

 The Information Statement is also available at the Securities and Exchange Commission’s website, www.sec.gov.

Dated: November 29, 2024	Sincerely,

/s/ Vincent Browne
	Name:	Vincent Browne
	Title:	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors

Nasdaq Requirements

The Company is subject to the Nasdaq Stock Market’s Listing Rules because our Common Stock is currently listed on the Nasdaq Capital Market (“Nasdaq”). The issuance of shares of our Common Stock under the agreements described under Item 1 of this information statement implicate certain of the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on Nasdaq.

The foregoing resolution for the transaction contemplated under Item 1 is required, among other reasons, because under Nasdaq Listing Rule 5635(d), the Company may not issue shares of Common Stock (or securities convertible into or exercisable for Common Stock) in other than public offerings without stockholder approval if the aggregate number of shares of Common Stock issued would be equal to or greater than 20% of the Company’s issued and outstanding shares of Common Stock as of the date of issuance, and the price per share of Common Stock issued is less than the closing price immediately preceding the signing of the binding agreement or the average closing price of the Common Stock for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”).

As a result of the foregoing resolution, on the date which is 20 calendar days after the date of mailing this Information Statement to its stockholders, the Company will comply with Nasdaq Listing Rule 5635(d), as the resolution will then constitute stockholder approval for the Company to issue shares of Common Stock to the Investor, in an amount more than 19.99% of the then issued and outstanding Common Stock of the Company, even if the price per share of Common Stock issued in connection with the transactions is less than the Minimum Price.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the DGCL are afforded to the Company’s stockholders as a result of the approval of the Authorizations.

The consent we have received constitutes the only stockholder approval required under the DGCL, Nasdaq Listing Rule 5635(d), our Certificate of Incorporation and our Bylaws, to approve the Nasdaq Approval, and the Plan Amendment. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

Vote Required

The vote, which was required to approve the above Authorizations, was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held.

The date used for purposes of determining the number of outstanding shares of the voting stock of the Company entitled to vote to approve the Nasdaq Approval, and the Plan Amendment and the transactions contemplated thereby is November 15, 2024 (the “Record Date”). The record date for determining those stockholders of the Company entitled to receive this Information Statement is the close of business on November 16, 2024 (the “Mailing Date”). As of the Record Date, the Company had 4,369,280 shares of voting stock outstanding, with all 4,369,280 shares being Common Stock. All outstanding shares are fully paid and nonassessable.

Vote Obtained

Section 228(a) of the DGCL and our bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, via written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The approximate ownership percentage of the voting stock of the Company as of the Nasdaq Approval, and the Plan Amendment and the transactions contemplated thereby totaled in the aggregate 55%.

Notice Pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, no advance notice is required to be provided to the other shareholders, who have not consented in writing to such action, of the taking of the stated corporate action without a meeting of stockholders. No additional action will be undertaken pursuant to such written consents, and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the action to be taken.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

i

ALTERNUS CLEAN ENERGY, INC.

17 State Street, Suite 4000,

New York City, New York, 10004

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ITEM 1.

NASDAQ APPROVAL

Overview

On October 1, 2024, the Majority Stockholders approved the issuance of a number of shares of Common Stock in excess of 19.99% of the outstanding shares of our Common Stock outstanding as of October 1, 2024, upon the conversion of, and payment of interest shares and redemption shares pursuant to, the Convertible Notes (as defined below), and/or upon the exercise of the Warrants (as defined below), for purposes of complying with Nasdaq Listing Rule 5635(d). The action described above was approved by the written consent of the Majority Stockholders, which held approximately 55.00% of our outstanding voting stock on October 1, 2024, in lieu of a special meeting of stockholders.

Nasdaq Rule 5635(d)

Pursuant to Nasdaq Listing Rule 5635(d), stockholder approval is required prior to a 20% Issuance at a price that is less than the Minimum Price. For purposes of Nasdaq Listing Rule 5635(d), (i) ”20% Issuance” means a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by our officers, directors or substantial stockholders equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance, and (ii) ”Minimum Price” means a price that is the lower of: (A) the closing price (as reflected on nasdaq.com) immediately preceding the signing of the binding agreement; and (B) the average closing price of common stock (as reflected on nasdaq.com) for the five (5) trading days immediately preceding the signing of the binding agreement. Stockholder approval of this proposal will constitute stockholder approval for purposes of Listing Rule 5635(d) of Nasdaq.

Securities Purchase Agreement

On October 1, 2024, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”), with the Investor, pursuant to which the Company agreed to issue to the Investor one or more senior convertible notes (each, a “Convertible Note” and, collectively, the “Convertible Notes”) in an aggregate principal amount of up to $2,500,000, each issued with a twelve percent (12.0%) original issue discount, and with a related warrant (each, a “Warrant” and, collectively, the “Warrants”) to purchase up to 891,671 shares of the Company’s Common Stock, equal to 50% of the face value of all Convertible Notes divided by the volume weighted average price, at an exercise price (the “Exercise Price”) currently equal to $1.50 per share, in each case, subject to further adjustment, as described in the Warrants and Purchase Agreement.

Convertible Notes

Each Convertible Note matures on the one (1)-year anniversary of the date of issuance of such Convertible Note (unless accelerated due to an event of default, or accelerated up to six installments by the Investor), bears interest at a rate of seven percent (7%) per annum, which shall automatically be increased to eighteen percent (18.0%) per annum in the event of default and ranks senior to the Company’s existing and future unsecured indebtedness. The Convertible Notes are convertible in whole or in part at the option of the Investor into shares of Common Stock (the “Conversion Shares”) at the Conversion Price (as defined below) at any time following the date of issuance of the Convertible Notes. The Convertible Notes are payable monthly on each Installment Date (as defined in the Convertible Note) in an amount equal the sum of (A) the lesser of (x) an amount equal to 1/10th of the original principal amount of such Convertible Note, as stated in the respective Convertible Note, and (y) the outstanding principal amount of the Convertible Note, (B) interest due and payable under such Convertible Note and (C) other amounts specified in such Convertible Note (each such sum being an “Installment Amount”); provided, however, if on any Installment Date, no failure to meet the Equity Conditions (as defined in the Convertible Notes) exits pursuant to the Convertible Note, the Company may pay all or a portion of the Installment Amount with shares of its common stock. The portion of the Installment Amount paid with common stock shall be based on the Installment Conversion Price. “Installment Conversion Price” means the lower of (i) the Conversion Price (defined below) and (ii) the greater of (x) 92% of the average of the two (2) lowest daily VWAPs (as defined in the Convertible Notes) in the ten (10) trading days immediately prior to each conversion date and (y) $0.75. “Equity Conditions Failure” means that on any day during the period commencing twenty (20) trading days prior to the applicable Installment Notice Date or Interest Date (each as defined in the Convertible Note) through the later of the applicable Installment Date or Interest Date and the date on which the applicable shares of Common Stock are actually delivered to the Holder, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

Each Convertible Note is convertible, at the option of the Investor, at any time, into such number of shares of Common Stock of the Company equal to the principal amount of such Convertible Note plus all accrued and unpaid interest at a conversion price currently equal to $1.50 (the “Conversion Price”). The Conversion Price is subject to full ratchet antidilution protection, subject to a floor conversion price of $0.75 per share (the “Floor Price”), a limitation required by the rules and regulations of Nasdaq and certain exceptions upon any subsequent transaction at a price lower than the Conversion Price then in effect and standard adjustments in the event of stock dividends, stock splits, combinations or similar events.

Alternatively, in the event of an event of default continuing for 20 trading days and ending with Event of Default Redemption Right Period (as defined in the Convertible Notes), the Conversion Price may be converted to an “Alternate Conversion Price”, which is defined as the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion (as defined in the Convertible Notes), and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the Common Stock during the fifteen (15) consecutive trading day period ending on and including the trading day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice. These conversions shall be further subject to Redemption Premiums, as is further described in the Convertible Notes.

Warrants

Each Warrant is exercisable immediately following the issuance thereof and will expire on the date that is five and one-half (5 1/2) years after the date of issuance (the “Maturity Date”) and may be exercised on a cashless basis in the event of a fundamental transaction involving the Company or if the resale of the shares of common stock underlying the Warrant is not covered by a registration statement. The Exercise Price is subject to full ratchet antidilution protection, subject to certain price limitations required by Nasdaq rules and regulations and certain exceptions, upon any subsequent transaction at a price lower than the Exercise Price then in effect and standard adjustments in the event of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.

Potential Effect of the Nasdaq Approval

Any issuance of additional shares of Common Stock as a result of the conversion of the Convertible Notes and/or exercise of the Warrants will dilute the ownership and voting rights of stockholders and, depending upon the price at which the shares are issued, could have a negative effect on the trading price of the Common Stock.

Reason for Stockholder Approval

Pursuant to Nasdaq Stock Market Listing Rule 5635(d), if an issuer intends to issue securities in a transaction which could result in the issuance of 20% or more of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the Minimum Price for such stock, the issuer generally must obtain the prior approval of its stockholders. The number of shares of common stock to be issued to the Investor in the Nasdaq Approval upon conversion of the Convertible Notes and exercise of the Warrants could result in the issuance of a number of shares exceeding the threshold and pricing for which stockholder approval is required under Nasdaq Rule 5635(d). To ensure compliance with Nasdaq Rule 5635(d), the Majority Stockholders approved the Nasdaq Approval.

Item 2.

Amendment to Alternus Clean Energy, Inc. 2023 Equity Incentive Plan

General

The Board and the Majority Stockholders have approved the 2023 Plan Amendment to increase the number of shares reserved for issuance under the 2023 Plan from 1,120,000 to 2,240,000.

Purpose of the 2023 Plan Amendment

The Board and the Majority Stockholders have approved the 2023 Plan Amendment to increase the number of shares reserved for issuance under the 2023 Plan from 1,120,000 to 2,240,000. The purpose of the 2023 Plan Amendment is to ensure that a sufficient amount of awards under the 2023 Plan are available for issuance in the future.

The Board approved the 2023 Plan to ensure that the Company has adequate ways in which to provide stock-based compensation to its directors, officers, employees, and consultants. The Board believes that the ability to grant stock-based compensation is important to the Company’s future success. The grant of stock-based compensation, such as stock options, restricted stock awards and restricted stock units can motivate high levels of performance and provide an effective means of recognizing employee and consultant contributions to the Company’s success. In addition, stock-based compensation can be valuable in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and providing incentives to the Company’s current employees, directors and consultants. Our Board believes that the increase in the number of common shares available for issuance under the 2023 Plan is necessary in order to continue to offer stock-based compensation programs that will allow the Company to carry out the purposes of the 2023 Plan, including attracting and retaining employees and others who are critical to the growth and success of the Company.

Description of the 2023 Plan

The material features of the 2023 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2023 Plan.

On October 9, 2022, our board of directors approved and adopted the 2023 Plan. On December 4, 2023, the 2023 Plan was approved by our stockholders, which was further amended on September 26, 2024, at the virtual annual meeting of shareholders (the “Annual Meeting”) of the Company.

Summary of the 2023 Plan (as amended and restated)

The following is a brief summary of the principal provisions of the 2023 Plan, and is qualified in its entirety by reference to the full text of the 2023 Plan.

Purpose of the 2023 Plan

The purpose of the 2023 Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards thereunder. We believe that the equity-based awards to be issued under the 2023 Plan will motivate award recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. The Company believes that grants of incentive awards are necessary to enable the Company to attract and retain top talent.

Principal Features

Eligibility.   The Company’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the 2023 Plan.

Award Types. The 2023 Plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants.

Share Reserve. The aggregate number of shares of common stock that may be subject to awards under the 2023 Plan will not exceed 2,240,000 shares. The foregoing aggregate share limitation is subject to adjustment in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. Shares issued under the 2023 Plan may be authorized but unissued or reacquired shares. Shares subject to stock awards granted under the 2023 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2023 Plan. Additionally, shares issued pursuant to stock awards under the 2023 Plan that are repurchased or forfeited, as well as shares that are reacquired as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the 2023 Plan.

Plan Administration. The Company’s Board, or a duly authorized committee thereof, will have the authority to administer the 2023 Plan. The Company’s Board may also delegate to one or more officers the authority to: (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the 2023 Plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the 2023 Plan. The plan administrator has the power to modify outstanding awards under the 2023 Plan. Subject to the terms of the 2023 Plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of the common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the 2023 Plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or the Company’s insider trading policy. If an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. Options generally terminate immediately upon the termination of an option holder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of the common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of the common stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of the common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all stock plans maintained by the Company may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under the participant’s restricted stock award that have not vested as of the date the participant terminates service.

Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of the common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the 2023 Plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards. The 2023 Plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of the common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of the common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to the common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid by the Company to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by the Company to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board during such annual period, $1,200,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.

Changes to Capital Structure.  In the event there is a specified type of change in the Company’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made for the purposes of preventing dilution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Plan to (i) the class(es) and maximum number of shares of the common stock subject to the 2023 Plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.

Corporate Transactions. The following applies to stock awards under the 2023 Plan in the event of a corporate transaction, as defined in the 2023 Plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with the Company or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the 2023 Plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Company with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by the Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.

Change in Control.  In the event of a change in control, as defined under the 2023 Plan, awards granted under the 2023 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Plan Amendment or Termination.  The Company will have the authority to amend, suspend, or terminate the 2023 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the board of directors of the Company adopts the 2023 Plan.

ACTIONS AUTHORIZED AND APPROVED

The actions that were taken by the Company’s Board of Directors and the Majority Stockholders were the authorization and approval of the Nasdaq Approval and the Plan Amendment, respectively.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, our stockholders are not entitled to appraisal rights with respect to the Nasdaq Approval or Plan Amendment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers and directors, nor any of their associates, have any interest in the actions approved by our stockholders and described in this Information Statement except in their capacity as holders of our Common Stock (which interest does not differ from that of the other holders of our Common Stock).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock, our only outstanding classes of capital stock having the right to vote on this matter, known by us as of the Record Date, by:

●	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”) and includes any shares of Company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of the Record Date. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Ownership
Greater than 5% Stockholders:
Alternus Energy Group Plc(1)	2,296,000	55.00%
Nordic ESG and Impact Fund SCSp	310,600	7.44%
Named Executive Officers and Directors: (2)
Vincent Browne	0	*
Taliesin Durant	0	*
Gary Swan	0	*
David Farrell	0	*
Larry Farrell	0	*
Gita Shah	0	*
John P. Thomas	0	*
Aaron T. Ratner	0	*
Nicholas Parker	0	*
Tone Bjornov	0	*
John McQuillan	0	*

All directors and named executive officers as a group (11 individuals)	0	*

*	Less than 1%.

(1)	Alternus Clean Energy, Inc., 17 State Street, Suite 4000, New York City, New York, 10004.
(2)	Unless otherwise noted, the business address of each of the individuals listed is 17 State Street, Suite 4000, New York City, New York, 10004.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the authorization and approval of the Private Placement or in the Nasdaq Approval, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” None of our directors opposed the authorization and approval of the Private Placement.

VOTE OBTAINED — DELAWARE LAW

Section 228 of the DGCL generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Nasdaq Listing Rules, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to effectuate the Nasdaq Approval. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and successfully obtained, written consent of the Majority Stockholders.

As of November 15, 2024, there were 4,369,280 shares of common stock of the Company issued and outstanding. Each holder of common stock is entitled to one vote for each share held by such holder. On October 1, 2024 and November 15, 2024, stockholders holding in the aggregate 55.00% shares of the capital stock outstanding on such date have the right to vote on the Nasdaq Approval and the Plan Amendment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this Information Statement and in the Company’s other filings with the SEC.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly and without charge, upon written or oral request, a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the documents was delivered. Security holders sharing an address and receiving a single copy may send a request to receive separate copies of information statements, annual reports, and proxy statements to the Company at the following address: Alternus Clean Energy, Inc., 17 State Street, Suite 4000, New York City, New York, 10004 or by calling (212) 739-0727. Any security holders sharing an address who now receive multiple copies of the Company’s information statements, annual reports, and proxy statements, and who wish to receive only one copy of these materials per household in the future should also contact the Company by mail or telephone as instructed above.

WHERE YOU CAN FIND MORE INFORMATION

We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to the Exchange Act. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

THIS INFORMATION STATEMENT IS DATED NOVEMBER 29, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

You should rely only on the information provided in this Information Statement. We have not authorized any person to provide information other than that provided herein.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our

Common Stock.

By Order of the Board of Directors:

Dated: November 29, 2024	Sincerely,

/s/ Vincent Browne
	Name:	Vincent Browne
	Title:	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors

ANNEX A – AMENDMENT TO THE ALTERNUS CLEAN ENERGY, INC. AMENDED AND RESTATED 2023 EQUITY INCENTIVE PLAN

THIS AMENDMENT (the “Amendment”) to the ALTERNUS CLEAN ENERGY, INC. AMENDED AND RESTATED 2023 EQUITY INCENTIVE PLAN, as may be amended from time to time (the “Plan”), has been adopted by Alternus Clean Energy, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, the Plan provides that the board of directors of the Company (the “Board”) or the Compensation Committee of the Board may amend the Plan from time to time without the consent of any stockholders or Participants, except that any amendment or alteration to the Plan, that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted;

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Stock available for delivery with respect to Awards; and

WHEREAS, the Board has determined that this Amendment shall be made effective as of date this Amendment is approved by the stockholders of the Company (such date, the “Amendment Effective Date”).

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, as set forth below:

1. Section 3.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Share Reserve. Subject to adjustment in accordance with Section 3.2 and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 2,240,000 shares of Common Stock.”

RESOLVED FURTHER, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

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